Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement (No. 333-126602) on Form S-8 of Community Bancorp of our report dated June 13, 2005 relating to our audits of the financial statements of Bank of Commerce as of and for the periods ended December 31, 2004 and 2003, which are incorporated in this 8-K of Community Bancorp.

/s/ McGLADREY & PULLEN, LLP

Las Vegas, Nevada

November 3, 2005